Execution Version
ADVANCED EMISSIONS SOLUTIONS, INC.
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CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the General Corporation Law of the State of Delaware
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SERIES A CONVERTIBLE PREFERRED STOCK
(Par Value $0.001 Per Share)
Advanced Emissions Solutions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the General Corporation Law, the “Certificate of Incorporation”), which authorizes the Board of Directors, by resolution, to set forth the designation, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, in one or more series of up to 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted on February 1, 2023 the following resolution:
RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Article IV of the Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors hereby creates and provides for the issuance of a series of Preferred Stock, herein designated as the Series A Convertible Preferred Stock, which shall consist initially of 8,900,000 shares of Preferred Stock (subject to increase or decrease as described herein in accordance with Section 151(g) of the General Corporation Law), and the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that are applicable to Preferred Stock of all series) are hereby fixed as follows:
1.Designation of Shares.
(a)The shares of such series shall be designated the Series A Convertible Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”).
(b)Each share of Series A Preferred Stock shall be identical in all respects with the other shares of Series A Preferred Stock.
(c)The authorized number of shares of Series A Preferred Stock shall initially be 8,900,000, which number may from time to time be increased or decreased by resolution of the Board of Directors as permitted by the General Corporation Law.
(d)Each share of Series A Preferred Stock shall be deemed to have an original issue price of $4.00 per share (the “Original Issue Amount”).

(e)For purposes of this Certificate of Designations “Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.
(f)The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:
(i)(1) with respect to dividend rights, senior to the Common Stock, par value $0.001 per share of the Corporation (“Common Stock”), and (2) with respect to all other rights, including rights upon liquidation, winding-up or dissolution (other than rights to receive accrued and unpaid dividends on the Series A Preferred Stock in connection with any liquidation, winding-up or dissolution), on parity with the Common Stock;
(ii)senior to any other class or series of Capital Stock of the Corporation, the terms of which provide that such other class or series ranks junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”);
(iii)on a parity with any class or series of Capital Stock of the Corporation the terms of which provide that such class or series ranks on a parity with the Series A Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, but excluding any Common Stock, the “Parity Stock”); and
(iv)junior to each class or series of Capital Stock of the Corporation (other than Common Stock) the terms of which do not expressly provide that such class or series ranks junior to or on a parity with the Series A Preferred Stock as to dividend rights and/or rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”).
2.Dividends.
(a)The Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay, as a mandatory dividend, to the full extent of funds lawfully available therefor, dividends which shall be cumulative, and will accrue quarterly on the last day of each applicable quarter (whether or not declared or funds for their payment are lawfully available) and be payable quarterly, in arrears, on the last day of each quarter (the “Series A Quarterly Dividend”) at the rate per share of Series A Preferred Stock equal to the greater of (i) if the Corporation declares a cash dividend on the Common Stock with respect to such Quarter (as defined below), the amount of the cash dividend that would be received by a holder of the Common Stock into which such share of Series A Preferred Stock would be convertible in accordance with Section 3 below on the record date for such cash dividend (the “Common Dividend”) and (ii) an annual rate (the “Rate”) of 8.0% of the Original Issue Amount per share of Series A Preferred Stock per annum compounded quarterly (the “Coupon Dividend”) with respect to such Quarter. The Rate shall increase by 2.0% on the first day of the first Quarter ending on or after the 635th day following the Issuance Date (the “Initial Rate Increase Date”) and on each subsequent anniversary of the Initial Rate Increase Date. The Series A Quarterly Dividend shall be paid each fiscal quarter of the Corporation (including, with respect to the first fiscal quarter of the Corporation after the closing date of the first issuance of any shares of the Series A Preferred Stock (the “Issuance Date”), regardless of when the Issuance Date occurs within such fiscal quarter) (a “Quarter”), in arrears, on the earlier to occur of (i) the date any dividend is paid to holders of Common Stock with respect to such Quarter and (ii) 30 days after the end of each Quarter (each such payment date, a “Series A Dividend Payment Date”), to the holders of record of the Series A Preferred Stock as they appear on the Corporation’s stock register at the close of business on the relevant record date established by the Board of Directors of the Corporation with respect to each such Series A Quarterly Dividend. The Coupon Dividend for the first Quarter during which a share of Series A Preferred Stock is issued shall accumulate from the original date of issuance of such share of Series A Preferred Stock and the holders thereof shall be entitled to a pro rata distribution for such quarter. The holders of Series A Preferred Stock at the close of business on a relevant record date shall be entitled to receive the Series A Quarterly Dividend on the corresponding Series A Dividend Payment Date notwithstanding the conversion of such Series A Preferred Stock following that dividend record date.
(b)The Series A Quarterly Dividend shall be payable in cash or in additional shares of Series A Preferred Stock (the “Series A PIK Shares”), at the option of the Corporation. In the event and to the extent that dividends shall be paid in Series A PIK Shares, the number of Series A PIK Shares to be issued to each holder of Series A Preferred Stock on each Series A Dividend Payment Date as to the shares of Series A Preferred Stock outstanding as of such date shall be determined by dividing (i) the Series A Quarterly Dividend payable with respect to all shares of Series A Preferred Stock held by a holder thereof by (ii) the aggregate Original Issue Amount of all shares of Series A Preferred Stock held by such holder (such price, the “Series A PIK Price”), and each fractional Series A PIK Share payable to any holder shall be rounded to the nearest whole Series A PIK Share (with 0.5 of a share being rounded down to 0.0).
(c)In any case where any dividend payment date shall not be a Business Day, then (notwithstanding any other provision of this Certificate of Designations) payment of dividends need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the dividend payment date; provided, however, that, in such circumstance, no interest shall accrue on such amount of dividends for the period from and after such dividend payment date, as the case may be. For the purposes of this Certificate of Designations, “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions in Greenwood Village, Colorado are authorized or required by law to close.
(d)For the avoidance of doubt, no Coupon Dividends will accrue with respect to a quarter if the Conversion Date (as defined below) occurs prior to the last day of such quarter.
(e)So long as shares of Series A Preferred Stock remain outstanding, the Corporation shall not (i) repurchase any shares of Common Stock, Junior Stock or Parity Stock or (ii) declare or pay any dividends on the Common Stock, Junior Stock or Parity Stock with respect to a Quarter unless or until the Corporation has declared and paid (or concurrently declares and pays) in cash all cumulative dividends that would accrue with respect to the Series A Preferred Stock through the end of such Quarter; provided that in no event shall any such dividends per share of Common Stock for any such Quarter exceed the Coupon Dividend per share of Series A Preferred Stock for such Quarter.

3.Conversion.
(a)Each share of Series A Preferred Stock (including any Series A PIK Shares) shall automatically convert into Common Stock upon approval by the holders of the percentage of Common Stock required to approve such conversion under the applicable rules of The NASDAQ Stock Market (the “Conversion Approval” and the date of the Conversion Approval, the “Conversion Date”) and without the need for any action on the part of the holders of the Series A Preferred Stock. The Common Stock issued upon such conversion will be registered in the name of the holder of such Series A Preferred Stock, and, if applicable, a certificate for such shares and the cash due upon such conversion will be delivered to, the holders of such Series A Preferred Stock as of the Close of Business on the fifth Business Day following the Conversion Date. Any Common Stock delivered as a result of conversion pursuant to this Section 3 shall be validly issued, fully paid and non-assessable, free and clear of any liens, claims, rights or encumbrances other than those arising under the General Corporation Law or the Bylaws of the Corporation (the “Bylaws”). The number of shares of Common Stock issued upon conversion of each share of Series A Preferred Stock as of any date shall be an amount equal to the product of (i) the sum of (A) the Original Issue Amount for such share of Series A Preferred Stock plus (B) an amount (the “Accrued Amount”) equal to the cumulative amount of the accrued and unpaid dividends on such share at such time (regardless of whether or not declared or funds for their payment are lawfully available) divided by (ii) the Original Issue Amount for such share of Series A Preferred Stock, subject to adjustment as provided herein (the “Series A Conversion Rate”). Not more than five (5) Business Days following Conversion Approval, the Corporation shall deliver a Conversion Notice (defined in subsection (i) below) to each holder of Series A Preferred Stock. Immediately following any conversion, the rights of the holders of converted Series A Preferred Stock, including, without limitation, any accrual of dividends, shall cease and the persons entitled to receive Common Stock upon the conversion of Series A Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock. Concurrently with such conversion, the Series A Preferred Stock shall cease to be outstanding, shall be canceled and the shares of Preferred Stock formerly designated pursuant to this Certificate of Designations shall be restored to authorized but unissued shares of Preferred Stock.
(b)Distributions, Combinations, Subdivisions and Reclassifications by the Corporation. If, after the Issuance Date and prior to the Conversion Date, the Corporation (i) makes a non-cash distribution on its Common Stock, (ii) subdivides or splits its outstanding Common Stock into a greater number of Common Stock, (iii) combines or reclassifies its Common Stock into a smaller number of Common Stock, or (iv) issues by reclassification of its Common Stock any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person), then the Series A Conversion Rate in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock (or shares of any securities into which such shares of Common Stock would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such holder would have been entitled to receive if the Series A Preferred Stock had been converted into Common Stock immediately prior to such record date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Corporation is the surviving person, the Corporation shall provide effective provisions to ensure that the provisions in this Certificate of Designations relating to the Series A Preferred Stock shall not be abridged or amended and, subject to Section 3(c), that the Series A Preferred Stock shall thereafter retain the same preferences, limitations and relative rights, that the Series A Preferred Stock had immediately prior to such transaction or event. An adjustment made pursuant to this Section 3(b) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
(c)Other Extraordinary Transactions Affecting the Corporation. Upon the consummation of any recapitalization, reorganization, consolidation, sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, spin-off or other business combination (not otherwise addressed in Section 3(b) above) (a “Corporation Event”), each holder of Series A Preferred Stock shall receive any securities, cash or other assets (if any) that would be paid in respect of the shares of Common Stock into which such shares (or applicable fraction thereof) of Series A Preferred Stock would be convertible at such time if the Conversion Approval had occurred immediately prior to such Corporation Event.
(d)Notwithstanding any of the other provisions of this Section 3, any adjustment by the Corporation shall be made in such a manner as to preserve the economic interests of the holders of the Series A Preferred Stock, and no adjustment shall be made to the Series A Conversion Rate pursuant to Section 3(b) as a result of any of the following:
(i)the grant of Common Stock or options, warrants or rights to purchase Common Stock to employees, officers or directors of the Corporation or its subsidiaries, pursuant to compensation plans and agreements approved by the Board of Directors;
(ii)the issuance of any Common Stock as all or part of the consideration to effect (A) the closing of any acquisition by the Corporation of assets of a third party in an arm’s-length transaction or (B) the consummation of a merger, consolidation or other business combination of the Corporation with another entity in which the Corporation survives and Common Stock remain outstanding to the extent such transaction(s) is or are validly approved by the vote or consent of the Board of Directors; and
(iii)the issuance of securities for which an adjustment is made under another provision of this Section 3.
(e)Upon any adjustment pursuant to this Section 3, the Corporation promptly shall deliver to each holder of Series A Preferred Stock a certificate signed by an appropriate officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series A Conversion Rate then in effect following such adjustment.
(f)The holder of the Series A Preferred Stock shall pay any and all issue, documentary, stamp and other taxes, including any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of, or payment of distributions on, Series A Preferred Stock pursuant hereto and any tax that is due because Common Stock issuable upon conversion thereof or distribution payment thereon is issued in a name other than such holder’s name.
(g)No fractional Common Stock shall be issued upon the conversion of any Series A Preferred Stock. All Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock held by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional stock. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock to the applicable holder, the Corporation shall not issue a fractional share of Common Stock to such holder but shall round the fractional Common Stock to the nearest whole share of Common Stock (with 0.5 of a share being rounded down to 0.0).

(h)The Corporation agrees that it will act in good faith to make any adjustment(s) required by this Section 3 equitably and in such a manner as to afford the holders of Series A Preferred Stock the benefits of the provisions hereof, and will not take any action to deprive such holders of the benefit hereof.
(i)Conversion Notice. Promptly upon the occurrence of a conversion under this Section 3, the Corporation shall send to each holder of Series A Preferred Stock a written notice of such conversion (a “Conversion Notice”) which must state:
(i)the occurrence of the conversion of the Series A Preferred Stock;
(ii)the Series A Conversion Rate in effect on the Conversion Date for such conversion; and
(iii)the amount of accumulated and unpaid regular dividends (whether or not declared) as of the Conversion Date.
4.Liquidation.
(a)Prior to conversion pursuant to Section 3, in the event of a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive, in respect of any shares of Series A Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Stock and before any amount shall be distributed among the holders of Junior Stock, a liquidating distribution in an amount equal to the amount of the cumulative accrued but unpaid dividends (regardless of whether or not declared or funds for their payment are lawfully available) on each share of Series A Preferred Stock held by such holder (the “Liquidation Preference”); provided at the election of the holder of a share of Series A Preferred Stock, the amount of the Liquidation Preference may in lieu of being paid pursuant to this paragraph (a) instead be treated as Accrued Amount for purposes of determining the amount payable to such holder with respect to such share of Series A Preferred Stock on as-converted basis pursuant to paragraph (b) below.
(b)After the payment in cash or proceeds to the holders of shares of the Series A Preferred Stock of the full amount of the Liquidation Preference with respect to outstanding shares of Series A Preferred Stock, the holders of outstanding shares of Series A Preferred Stock shall participate pari passu with the holders of Common Stock on an as-converted basis in any remaining distributions out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in the good faith reasonable discretion of the Board of Directors or liquidating trustee, as the case may be, and shall to the extent reasonably practicable be paid on a pro rata basis to all stockholders (on an as-converted to Common Stock basis).
(c)Any merger or consolidation of the Corporation shall be deemed a liquidation, and therefore subject to the payment requirements of this Section 4, unless determined otherwise by the written consent or affirmative vote of the holders of seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock.

5.Voting.
(a)General. Except as otherwise required by the General Corporation Law or other applicable law or in Section 5(b) below, holders of Series A Preferred Stock shall not be entitled to any vote on matters submitted to the Corporation’s stockholders for approval. In any case in which the holders of the Series A Preferred Stock shall be entitled to vote pursuant to this Certificate of Designations or pursuant to the General Corporation Law or other applicable law, each holder of Series A Preferred Stock entitled to vote with respect to such matter shall be entitled to vote, with respect to each share of such Series A Preferred Stock, the number of votes that equals the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible.
(b)Protective Provisions. In addition to any vote required by the Certificate of Incorporation or by applicable law, for so long as any of the shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority (or, in the case of item (i) below, seventy-five percent (75%)) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a series, to:
(i)amend, alter or repeal any provision of this Certificate of Designations, the Certificate of Incorporation or the Bylaws in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock (provided that for the avoidance of doubt, the authorization, creation or issuance of any Senior Stock or Parity Stock shall not be subject to approval pursuant to this clause (i) and shall be subject to approval pursuant to clause (iv) below);
(ii)consummate a merger or consolidation of the Corporation with or into another party or a sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole;
(iii)issue Common Stock or instruments convertible into Common Stock representing more than 20% of the outstanding share capital of the Corporation to the extent the applicable issuance requires approval of holders of Common Stock pursuant to applicable law or the rules of the applicable stock exchange on which the Common Stock is listed; or
(iv)authorize, create or issue any Senior Stock or Parity Stock of the Corporation (or amend the provisions of any existing class of securities to make such class of securities Senior Stock or Parity Stock).
If the Corporation shall propose to take any action enumerated above in clauses (i) through (iv) of this Section 5(b) then, and in each such case, the Corporation shall cause to be filed with the transfer agent(s) for the Series A Preferred Stock and shall give notice of such proposed action to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall specify, inter alia (w) the effective date of such adoption of any alteration, amendment or repeal of any provision of the Certificate of Incorporation or Bylaws; (x) the date on which such merger or sale of assets is to take place; and/or (y) the date on which shares of Capital Stock are to be listed on a securities exchange or trading market, as applicable and (z) the other material terms of such action. Such notice shall be given at least five (5) Business Days prior to the applicable date or effective date specified above.

6.Reservation of Common Stock.
(a)The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series A Preferred Stock (including any Series A PIK Shares) and all dividends accrued thereon (for the avoidance of doubt, taking into account any other obligations of the Corporation to reserve Common Stock upon the conversion, exchange or exercise of other securities of the Corporation).
(b)If any shares of Common Stock to be reserved for the purpose of conversion of the Series A Preferred Stock (including any Series A PIK Shares) or any dividends accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.
7.Redemption.
(a)On February 1, 2028 (or if such date is not a Business Day, on the first Business Day following such date) (the “Redemption Effective Date”), the Corporation shall redeem all of shares of Series A Preferred Stock then outstanding, for cash, at a redemption price per share equal to the sum of (i) the product of (x) 140% and (y) the Original Issue Amount plus (ii) an amount equal to the cumulative amount of accrued and unpaid dividends (regardless of whether or not declared) on such share of Series A Preferred Stock (the “Mandatory Redemption”).
(b)The Corporation shall provide notice of a Mandatory Redemption, specifying the time and place of redemption and the redemption price, by first class or registered mail, postage prepaid, return receipt requested, to each holder of record of Series A Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than fifteen (15) Business Days after the Redemption Effective Date. The Corporation shall pay the redemption price as provided in this Section 7 in immediately available funds, except to the extent prohibited by applicable law.
(c)If the funds of the Corporation legally available for payment of the redemption price to the holders of Series A Preferred Stock pursuant to Section 7(a) on any date of payment with respect to the Mandatory Redemption are insufficient to redeem all shares of Series A Preferred Stock on such date, those funds which are legally available will be used to redeem, on a pro rata basis from the holders thereof based on the number of shares of Series A Preferred Stock then held, the maximum possible number of shares of Series A Preferred Stock being redeemed in accordance with Section 7(a). At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series A Preferred Stock, such funds will be used to redeem the balance of the shares of Series A Preferred Stock which the Corporation was theretofore obligated to redeem as provided in the immediately preceding sentence. Any shares of Series A Preferred Stock which are not redeemed as a result of the circumstances described in this Section 7(c) shall remain outstanding until such shares shall have been redeemed and the redemption price therefor, as applicable, shall have been paid or set aside for payment in full, and for all periods of time from the Redemption Effective Date through the date of such payment (or setting aside) in full the applicate Rate shall be increased by 2.0% per annum.

(d)Upon (i) presentation and surrender of the certificate or certificates representing the shares of Series A Preferred Stock being redeemed pursuant to this Section 7 and receipt of the redemption price therefor or (ii) irrevocable deposit in trust by the Corporation for holders of the Series A Preferred Stock being redeemed pursuant to this Section 7 of an amount in cash equal to the redemption price for the shares of Series A Preferred Stock being redeemed on any redemption date, each holder of Series A Preferred Stock will cease to have any rights as a stockholder of the Corporation by reason of the ownership of such redeemed shares of Series A Preferred Stock (except for the right to receive the redemption price therefor upon the surrender of the certificate or certificates representing the redeemed shares if such certificate or certificates have not been surrendered), and such redeemed shares of Series A Preferred Stock will not from and after the date of payment in full of the redemption price therefor be deemed to be outstanding.
8.Certificates.
(a)The Series A Preferred Stock may be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other stock; unless and until the Board of Directors determines to assign the responsibility to another person. Any certificates evidencing Series A Preferred Stock shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Stock.
(b)Any certificate(s) representing the Series A Preferred Stock may be imprinted with a legend in substantially the following form:
“THESE CONVERTIBLE PREFERRED SHARES AND COMMON SHARES ISSUABLE ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE CONVERTIBLE PREFERRED SHARES NOR ANY COMMON SHARES ISSUABLE ON CONVERSION HEREOF NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER REGISTRATION UNDER THE SECURITIES ACT OR THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.”
9.Waiver.
Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding (unless the consent of the holders of a higher percentage of the shares of Series A Preferred Stock then outstanding is expressly required for a specific action under this Certificate of Designations).
10.No Other Rights.
The shares of Series A Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation, or as may be provided by law.

11.Transfer Restrictions.
Without the prior written consent of the Corporation, the holders of Series A Preferred Stock shall be prohibited from transferring any Series A Preferred Stock (x) to any person that in the reasonable determination of the Board of Directors is a competitor of the Corporation or, (y) for a period of one year following the Issuance Date, to any person who, as a result of such transfer, is or will become a beneficial owner of greater than 4.99% of the issued and outstanding Common Stock (calculated on a fully diluted basis using the treasury stock method) upon conversion of the applicable Series A Preferred Stock, and the Corporation shall not be required to register any such transfer on the Corporation’s transfer books; provided that the limitations in clauses (x) and (y) shall not apply to a transfer to a person that is a stockholder of Arq Ltd. on Issuance Date.
12.Effective Date.
This Certificate of Designations shall become effective upon filing.
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IN WITNESS WHEREOF, the Advanced Emissions Solutions, Inc. has caused this Certificate of Designations to be duly executed this 1st day of February, 2023.

ADVANCED EMISSIONS SOLUTIONS, INC.

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	Chief Executive Officer